Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 4, 2018

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the second quarter and first six months of 2018 and 2017 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and first six months of 2018 and 2017 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Second Quarter		First Six Months
	2018	2017	2018	2017
Net earnings attributable to Berkshire shareholders	$12,011	$4,262	$10,873	$8,322

Net earnings includes:
Investment and derivative gains/losses –
Investments	4,824	185	(1,439)	390
Derivatives	294	(42)	131	257

	5,118	143	(1,308)	647
Operating earnings	6,893	4,119	12,181	7,675

Net earnings attributable to Berkshire shareholders	$12,011	$4,262	$10,873	$8,322

Net earnings per Class A equivalent share attributable to Berkshire shareholders	$7,301	$2,592	$6,610	$5,060

Average Class A equivalent shares outstanding	1,645,057	1,644,580	1,645,008	1,644,503

    Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

In 2018, due to a change in Generally Accepted Accounting Principles (“GAAP”), we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2018 include a gain of approximately $4.5 billion in the second quarter and a loss of approximately $1.7 billion in the first six months of 2018 due to changes during the second quarter of 2018 and changes during the first six months of 2018 in the unrealized gains/losses of equity security investments held at June 30, 2018. In 2017 and in prior years, while changes in unrealized gains/losses were reflected in our shareholders’ equity, they were not included in our earnings statements. Accordingly, the following statement which has been included in each of Berkshire’s earnings releases for many years along with some additional comments (additional comments underlined) is even more important when analyzing Berkshire’s periodic results. The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Second Quarter		First Six Months
	2018	2017	2018	2017
Insurance-underwriting	$943	$(22)	$1,350	$(289)
Insurance-investment income	1,142	965	2,154	1,873
Railroad, utilities and energy	1,890	1,467	3,620	2,785
Other businesses	2,570	1,985	4,766	3,593
Other	348	(276)	291	(287)

Operating earnings	$6,893	$4,119	$12,181	$7,675

At June 30, 2018, our book value per Class A equivalent share was $217,677. Insurance float (the net liabilities we assume under insurance contracts) was approximately $116 billion at June 30, 2018, an increase of $2 billion since yearend 2017.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400